EXHIBIT 23.1











                               ARTHUR ANDERSEN LLP





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Alabama Power Capital Trust lII Preferred Securities, Alabama Power Capital Trust lV Preferred Securities, Alabama Power Capital Trust V Preferred Securities, Alabama Power Company Junior Subordinated Notes, Alabama Power Company Senior Notes and Alabama Power Company Guarantees with respect to Preferred Securities of Alabama Power Capital Trust III, Alabama Power Capital Trust IV and Alabama Power Capital Trust V) of our reports on Alabama Power Company dated February 12, 1997 included in Alabama Power Company's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.






/s/  Arthur Andersen LLP
Birmingham, Alabama
November 18, 1997